Ohr Pharmaceutical, Inc. 8-K

Exhbit 10.52

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 24, 2015, by and between Ohr Pharmaceutical, Inc., a Delaware corporation with a place of business at 800 Third Avenue, 11th floor, New York, NY 10022 (the “Company”), and Avner Ingerman residing at 7 Corell Road, Scarsdale, NY 10583 (the “Employee”).

WHEREAS, the Company and the Employee wish to establish terms, covenants, and conditions for the Employee’s employment with the Company through this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.	Duties. From and after March 1, 2015 (the “Effective Date”), and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as the Company’s Chief Clinical Officer. During the Term (as defined in Section 2 below), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to perform faithfully, industriously, and to the best of his ability, experience and talent, the duties that are assigned to him; provided that the Employee may devote a reasonable percentage of his time, consistent with his current practices prior to the Effective Date, to other commitments that do not conflict with his duties as an Employee. The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company.
2.	Term of this Agreement. Subject to Section 4 below, the initial term of this Agreement (the “Initial Term”) shall be for a period commencing on the Effective Date and ending on December 31, 2017; provided at the end of the Initial Term, the term will automatically renew for successive one (1) year periods (each, a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless either party delivers written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then-current initial Term or Renewal Term.
3.	Compensation. During the Term, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee hereunder, compensation consisting of the following:
A.	Salary. The Company shall pay the Employee a base salary equal to: (i) during the period ending December 31, 2015, Two Hundred Thirty Thousand Dollars ($230,000) per year, (ii) during the period commencing January 1, 2016 and ending December 31, 2016, Two Hundred Fifty Thousand Dollars ($250,000), and (iii) during period commencing January 1, 2017 and ending December 31, 2017, Two Hundred Seventy-Five Thousand Dollars ($275,000), in each case payable in bi-weekly installments in accordance with Company practices.

B.	Signing Bonus. Promptly after this Agreement is executed and delivered by the Employee, Employee shall receive a signing bonus of Fifty Thousand Dollars ($50,000).
C.	Bonus. The Employee shall be eligible to receive an annual performance bonus (“Annual Bonus”) as follows: (i) for calendar 2015, the Annual Bonus shall be equal to the sum of (A) One Hundred Twenty Thousand Dollars ($120,000), plus (B) in the discretion of the Compensation Committee (the “Committee) of the Board of Directors, an additional bonus which, if awarded, is expected to be in the range of Fifty Thousand Dollars to One Hundred Thousand Dollars ($50,000-$100,000), (ii) in the discretion of the Committee, at the end of each of 2016 and 2017, and any subsequent Renewal Term, a bonus which, if awarded, is expected to be in the range of One Hundred Thousand Dollars ($100,000) to Three Hundred Thousand Dollars ($300,000). All bonuses shall be paid within ninety (90) days after the end of the applicable year of the Term.
D.	Benefits. During the Term of this Agreement, the Employee will receive such employee benefits, including health care insurance, vacation days and participation in the Company’s 401K Plan (without Company matching contributions), as are generally available from time to time to senior employees of the Company; provided that if the Employee chooses not to participate in the Company’s health care insurance, the Company will reimburse the Employee for up to $23,000 in health care insurance expenses per year.
E.	Stock Options. On the Effective Date, the Company shall grant to the Employee five year options in the Company’s customary form (the “Options”) subject to the Company’s 2014 Incentive Stock Plan (the “Plan”), exercisable (when vested) to purchase for cash or by cashless exercise up to 200,000 shares of Company Common Stock at a price equal to the closing price of such shares on the date of this Agreement, vesting, provided the Employee is still employed by the Company, as follows: (i) 50,000 shares on the Effective Date, (ii) 50,000 shares on December 31, 2015, and (iii) 50,000 shares on December 31, 2016, and (iv) 50,000 shares on December 31, 2017; provided that 75,000 of the Options (consisting of 50,000 Options vesting on December 31, 2017 and 25,000 Options vesting on December 31, 2016) are granted subject to stockholder approval of the Company’s proposed increase in the Plan, submitted for approval at the March 10, 2015 Annual Meeting of Stockholders of the Company.
F.	Restricted Shares.
(i)	On the Effective Date, the Employee shall be granted an equity award (the “Award”) under the Plan of 60,000 shares (the “Incentive Shares”) of Restricted Stock (as defined in the Plan), which Incentive Shares will vest as follows:
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(A)	30,000 of the Incentive Shares shall vest on January 1, 2016;
(B)	15,000 of the Incentive Shares shall vest on January 1, 2017; and
(C)	15,000 of the Incentive Shares shall vest on January 1, 2018.
(ii)	Except as otherwise provided herein, any Incentive Shares that have not vested as of the date of the termination of the Employee’s employment for any reason shall be deemed void and not issued. Certificates for unvested Incentive Shares shall be retained in custody by the Company. None of the Incentive Shares may be transferred prior to the applicable vesting date, and thereafter only in compliance with the terms of this Agreement and the Plan.
(iii)	Upon termination of the Employee’s employment for cause (as defined below), the Company will have the right and option to purchase, and the Employee will have the obligation to sell, all of the Employee’s Incentive Shares, which option may be exercised by the Company within ninety (90) days following such termination of employment by giving written notice thereof to the Employee. The purchase price for such Incentive Shares will be $0.01 per Incentive Share. Settlement of the purchase will be made at the principal office of the Company within 30 days after delivery of such written notice.
(iv)	The Employee represents, warrants and covenants as follows:
(A)	the Employee is acquiring the Incentive Shares for the Employee’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Incentive Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation under the Securities Act;
(B)	the Employee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in acquiring the Incentive Shares and to make an informed investment decision with respect to such acquisition; and
(C)	the Employee understands that:
(1)	the offer and sale of the Incentive Shares have not been registered under the Securities Act, and the Incentive Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act;
(2)	the Incentive Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and
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(3)	there is now no registration statement on file with the Securities and Exchange Commission with respect to the offer and sale of any stock of the Company, and the Company has no obligation or current intention to register the offer and sale of the Incentive Shares under the Securities Act.
(v)	The Incentive Shares shall be subject to restrictions imposed on Restricted Stock by the Plan and this Agreement.
(vi)	Certificates for the Incentive Shares shall bear legends setting forth the restrictions set forth in this Agreement.
G.	Expenses. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Employee, from time-to-time, of an itemized account of such expenses.
4.	Termination.
A.	For Cause. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Employee occasioned by (i) the failure by the Employee to cure a willful breach of a material duty imposed on the Employee under this Agreement within thirty (30) days after written notice thereof by the Company or the continuation by the Employee after written notice by the Company of a willful neglect of a duty imposed on the Employee under this Agreement, (ii) the Employee’s conviction of (or plea of guilty or nolo contendere to) a misdemeanor which constitutes a crime of moral turpitude and, in the good faith opinion of the Committee, materially damages the Company or to any subsidiary or affiliate of the Company, (iii) the Employee’s conviction of (or plea of guilty or nolo contendere to) a felony (including, without limitation, any felony constituting a crime of moral turpitude), (iv) any act of gross negligence or corporate waste by the Employee that adversely affects the Company, (v) the commission of any intentional tort by the Employee against the Company causing loss, damages or harm to the Company, (vi) the misappropriation of proprietary information or confidential information, or (vii) any breach of the Invention Assignment Agreement. In the event of termination by the Company “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Employee.
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B.	Resignation. If the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in Section 4G below) shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Employee the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under Section 3G above.
C.	Disability, Death. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement if the Employee has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months. The Employee agrees to submit to an examination by a licensed physician chosen by the Company in order to obtain such opinion, at the request of the Company, made after the Employee has been absent from his place of employment for at least six (6) months. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Employee’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this Section 4C shall not be deemed to be a termination for cause.

If during the Term of this Agreement, the Employee dies or his employment is terminated because of his disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall provide such health, dental and similar insurance or benefits as were provided to Employee immediately before his termination by reason of death or disability, to Employee or his family (in accordance with Company policies) for the lesser of twelve (12) months after such termination or the full un-expired Term of this Agreement on the same terms and conditions (including cost) as were applicable before such termination. In addition, for the first six (6) months of disability, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee’s base salary hereunder in accordance with Section 3A above. At the time of any such termination, the Company shall pay the Employee, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination (subject to withholding). The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under Section 3G above.

D.	Termination without Cause. A termination without cause is a termination of the employment of the Employee by the Company that is not “for cause”
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and not occasioned by the resignation, death or disability of the Employee. If the Company terminates the employment of the Employee without cause before the end of the Term of this Agreement, the Company shall, at the time of such termination, pay to the Employee the severance payment provided in Section 4F below together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination and shall provide him with all of his benefits under Section 3C above for the greater of six (6) months or the full un-expired Term of this Agreement; except as limited by Sections 4I and 6 and subject to the Employee’s execution and non-revocation of a release in the form attached hereto as Exhibit B in accordance with its terms. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under Section 3G above.

E.	End of the Term of this Agreement. Except as otherwise provided in Sections 4F and 4G below, the Company may terminate the employment of the Employee at the end of the Term of this Agreement without any liability on the part of the Company to the Employee. If the Employee continues to be an employee of the Company after the Term of this Agreement ends, his employment shall be governed by the terms and conditions of this Agreement, but he shall be an employee at will and his employment may be terminated at any time by either the Company or the Employee without notice and for any reason not prohibited by law or no reason at all. If the Company terminates the employment of the Employee at the end of the Term of this Agreement without cause, the Company shall, at the time of such termination, pay to the Employee the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any reasonable expenses incurred prior to such termination by the Employee as required under Section 3G above.
F.	Severance. If the employment of the Employee is terminated by the Company without cause before the end of the Term of this Agreement, the Employee shall be paid, as a severance payment at the time of such termination, the amount equal to the greater of (i) 50% of the annual base salary in effect at the time of termination and (ii) the base salary payable through the end of the Term; except as limited by Sections 4I and 6 and subject to the Employee’s execution and non-revocation of a release in the form attached hereto as Exhibit B in accordance with its terms.
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G.	Change of Control Severance. (i) In addition to the rights of the Employee under the Company’s employee benefit plans under Section 3D above, but in lieu of any severance payment under Section 4F above, if there is a Change in Control (as defined below) of the Company during the Term and the employment of the Employee is concurrently or within 12 months of the Change of Control (but prior to the end of the Term) terminated (a) by the Company without cause or (b) by the resignation of the Employee because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has materially breached this Agreement, the Company shall pay the Employee, as a severance payment, at the time of such termination, the amount of Three Hundred Fifty Thousand Dollars ($500,000), together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination, and shall provide him with all of this benefits under Section 3D above for the lesser of twelve (12) months or the full un-expired Term of this Agreement; except as limited by Section 6 and Section 4I and subject to the Employee’s execution and non-revocation of a Release in accordance with Section 6C. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under Section 3G above. Notwithstanding the foregoing, before the Employee may resign pursuant to Section 4G(i)(c) above, the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate his employment pursuant to Section 4G(i)(c), and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

(ii)	For the purpose of this Agreement, a Change in Control of the Company has occurred when: (a) any person (defined for the purposes of this Section 4G to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a participant in a transaction approved by its Board of Directors for the principal purpose of raising additional capital, either directly or indirectly, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having forty five percent (45%) or more of the voting power of all the voting securities; (b) a majority of the Directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of the Company approve a merger or consolidation of the Company with another person other than a merger or consolidation in which the holders of the Company’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising fifty one percent (51%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of the Company approve a transfer of substantially all of the assets of the Company to another person other than a transfer to a transferee, fifty one percent (51%) or more of the voting power of which is owned or controlled by the Company or by the holders of the Company’s voting securities issued and outstanding immediately before such transfer in similar relative proportions to each other as existed before such event.
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H.	Benefit and Stock Plans. To the extent the Plan or a benefit plan which covers the Employee has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan shall control the disposition of the benefits, Options or Awards.
I.	Severance Limits. Notwithstanding any other provision of this Agreement, no payment shall be made or benefit provided pursuant to Section 4F or 4G following the date the Employee first violates the Invention Assignment Agreement.
5.	Invention Assignment Agreement. Employee has executed an Invention Assignment and Confidential Information Agreement (the “Invention Assignment Agreement”) as a condition of employment with the Company. The Invention Assignment Agreement shall not be limited by this Agreement in any manner, and the Employee shall act in accordance with the provisions of the Invention Assignment Agreement at all times during the Term of this Agreement.
6.	Section 409A
A.	General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by Section 409A of the Internal Revenue Code (the “Code”) and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Employee for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.
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B.	Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 4F or 4G unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Employee’s right to receive installment payments pursuant to Section 4F or 4G shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (x) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (y) the date of the Employee’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
C.	Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment are subject to the Employee’s execution and delivery and non-revocation of a Release, (i) the Company shall deliver the Release to the Employee within ten (10) business days following the date of termination, (ii) if the Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the date of termination and the tenth day following the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 6, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Employee’s termination of employment are delayed pursuant to this Section 6C, such amounts shall be paid in a lump sum on the first payroll date following the date that the Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 6C(iii), on the first payroll period to occur in the subsequent taxable year, if later.
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7.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, NY, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall indemnify the Employee against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Employee in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under Section 4G above; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.
8.	No Restraint. The Employee represents and warrants that he is not subject to any employment, non-competition, non-solicitation or non-disclosure agreement that would prevent him from entering into this Agreement or performing his services hereunder. In the event that the Employee is in possession of any confidential non-public information by virtue of his prior employment, the Employee further represents and warrants that he will not engage in any activity that is inconsistent with the rights of such prior employer, which could subject the Company to liability.
9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
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10.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.	Entire Agreement. This Agreement (together with the Invention Assignment Agreement) constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be amended except in writing executed by the parties hereto.
12.	Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto. Notwithstanding the above, the Employee recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

Ohr Pharmaceutical, Inc.	EMPLOYEE

By:__________________________________	______________________________________
Ira Greenstein	Avner Ingerman
Chairman